Exhibit (i)

400 Renaissance Center Detroit, Michigan 48243
WWW.DYKEMA.COM Tel: (313) 568-6800 Fax: (313) 568-6658

May 12, 2006

Board of Trustees

Ambassador Funds

211 West Fort Street, Suite 720

Detroit, Michigan 48226

Re:

Shares of Beneficial Interest – Michigan Investment Trust, Government Money Market Series

Gentlemen:

Ambassador Funds, a Delaware statutory trust (the “Trust”) proposes to file Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), in order to register for sale shares of beneficial interest (the “Shares”) in a series of the Trust that is denominated the “Michigan Investment Trust, Government Money Market Series (the “Fund”).

We have examined the Trust’s Declaration of Trust, Bylaws and such other documents and records which, in our opinion, were necessary for the purpose of rendering this opinion.  Based upon our examination, we are of the opinion that the Shares will be, if and when issued by the Trust in the manner and upon the terms set forth in the Post-Effective Amendment, validly authorized and issued, fully paid and non-assessable.

We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment.  We consent to the filing of this opinion with and as an exhibit to the Post-Effective Amendment.

Very truly yours,

/S/ DYKEMA GOSSETT PLLC

CALIFORNIA | ILLINOIS | MICHIGAN | WASHINGTON D.C.